                                                                    EXHIBIT 99.6

                                   SCHEDULE VI

                          CRUM & FORSTER HOLDINGS CORP.
                       SUPPLEMENTARY INSURANCE INFORMATION
                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002
                                 (IN THOUSANDS)

                                                                                         LOSSES AND LOSS
                           UNPAID                                                      ADJUSTMENT EXPENSES
            DEFERRED     LOSSES AND                                                         INCURRED
             POLICY         LOSS                                 NET          NET      -------------------
          ACQUISITION    ADJUSTMENT                UNEARNED    PREMIUMS    INVESTMENT    CURRENT    PRIOR
PERIOD       COSTS        EXPENSES     DISCOUNT    PREMIUMS     EARNED       INCOME       YEAR      YEAR
------    -----------    ----------    --------    --------    --------    ----------    -------    -----
2000                                                           $503,974     $142,586     $346,789  $ 32,156

2001        $42,320      $3,423,793    $107,133    $343,300    $500,175     $119,171     $416,108  $183,073

2002        $54,031      $3,225,921    $102,669    $419,495    $609,512     $113,840     $442,151  $ 21,307

          AMORTIZATION     LOSSES
          OF DEFERRED     AND LOSS
            POLICY       ADJUSTMENT     NET
          ACQUISITION     EXPENSES    PREMIUMS
PERIOD        COSTS         PAID       WRITTEN
------    -----------    ----------   --------
2000        $91,918      $875,297     $487,731

2001        $67,327      $788,359     $541,473

2002        $76,329      $541,396     $669,473